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                                                                    EXHIBIT 10.8

[FIRST VIRTUAL HOLDINGS INCORPORATED LETTERHEAD]

October 14, 1996

John Stachowiak
16836 South East 58th St.
Bellevue, WA 98006

Dear John:

This letter is to formalize our offer to you for employment with First Virtual Holdings Incorporated as Vice President, Finance & Administration and Chief Financial Officer reporting directly to the Chairman and CEO, or such other Officer as the Board of Directors may designate.

Salary and Bonus.

The initial annual salary shall be $200,000 payable two times each month, and we will give you a periodic review of performance and wages on not less than an annual basis.

Option Grant.

We will also grant you Incentive Stock Options ("Options") to purchase 100,000 shares of Common stock at an exercise price of $11 per share. These Options shall vest in accordance with the 1995 Stock Option Plan, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares subject to the option shall vest at the end of each one-month period thereafter and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Corporation.

In consideration of your execution of this Agreement, we will also grant you an Incentive Stock Option to purchase 25,000 shares of Common stock at an exercise price of $11.00 per share. This Incentive Stock Option shall vest 180 days after the Company's Initial Public Offering ("IPO") provided that you agree that said Incentive Stock Option is subject to any lock up agreement required by the Company's underwriters ("Signing Option"). In the event the Company does not complete an IPO within twelve months of the date of this letter, the Signing Options shall vest along with all other Options in
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Mr. John Stachowiak
October 14, 1996
Page 2

accordance with the 1995 Stock Option Plan with the inception date the same as those of the Options.

Relocation and Travel Expenses.

We understand that your family will remain in Seattle for a period while your children complete high school. Therefore during your first two years of employment, the Company would further agree to pay all your Relocation and Travel Expenses up to $50,000 per year. This right to reimbursement will terminate at the earlier of two years from the date of your execution of this Agreement or the date your family moves to San Diego permanently. Relocation and Travel Expenses shall include all necessary and reasonable expenses and costs associated with the relocation of you and your family, household goods and vehicles to San Diego and all expenses related to your travel between Seattle and San Diego. Relocation and Travel Expenses shall include by way of explanation and not limitation, the following:

(i) trips to the San Diego area for you and your family to locate a suitable residence; and,

(ii) commissions, fees, escrow fees, loan origination or assumption fees, and all other closing costs associated with the sale of your residence in Bellevue and purchase of a residence in the San Diego area; and,

(iii) moving expenses for all household goods; and,

(iv) travel and temporary living expenses (rent, food, telephone) in the San Diego area for the initial two years; provided however, that all such expenses must be supported by receipts and must be reasonable in light of the reimbursement sought.

Other Benefits.

You will be entitled to three weeks paid vacation during each year of employment. You shall be eligible to participate in the existing plans for group life, health and accident insurance plans, and as the Company may adopt in the future.

Representations and Warranties.

You represent and warrant that no prior contract or agreement to which you are a party or any prior performance of any such agreement will interfere in any manner, or conflicts with, the terms of and complete performance of this agreement.

This offer is subject to your agreement to the terms and conditions found in Appendices A and B. Appendix A includes basic contractual terms and a customary form of
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Mr. John Stachowiak
October 14, 1996
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employee Proprietary Information and Confidentiality Agreement. Appendix B
includes the Company's Voice-mail Policy and E-mail Policy. This letter along with Appendix A and B form your employment agreement with the Company.

Your execution of this letter will create a binding agreement between you and the Company. We are excited to have you with us and look forward to working together to ensure the continued success of First Virtual.

Sincerely,
First Virtual Holdings Incorporated

/s/ Lee Stein
Lee Stein
Chairman and Chief Executive Officer

Accepted: /s/ John Stachowiak
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             John Stachowiak

Date: 10/14/96
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